EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Capitol Bancorp Ltd.
Lansing, Michigan

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-3 of Capitol Bancorp Ltd. of our report dated January 31, 2003, relating to the consolidated financial statements of Capitol Bancorp Ltd. appearing in the Company's 2002 Annual Report to shareholders incorporated by reference in the Company's annual report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the caption "Experts" in the prospectus.


/s/ BDO SEIDMAN, LLP


Grand Rapids, Michigan
April 22, 2003